EXHIBIT 99.1

Reliance, Inc. Reports First Quarter 2026 Financial Results

  Net sales of $4 billion, with record tons sold up 9.4% sequentially, exceeding expectations
  EPS of $5.10; non-GAAP EPS of $5.16, up 37% year-over-year also exceeding expectations
  Pretax income of $349.5 million, up 33% year-over-year
  Repurchased $234.2 million of common stock

PHOENIX, April 22, 2026 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) (‘Reliance,’ the ‘Company,’ ‘we,' ‘our,' or ‘us’) today reported its financial results for the first quarter ended March 31, 2026.

(in millions, except tons sold in thousands, per ton and per share amounts)

			Sequential Quarter			Year-Over-Year
	Q1 2026	Q4 2025	% Change		Q1 2025	% Change
Income Statement Data:
Net sales	$4,026.0	$3,498.6	15.1%		$3,484.7	15.5%
Gross profit[1]	$1,171.9	$954.7	22.8%		$1,033.3	13.4%
Gross profit margin[1]	29.1%	27.3%	1.8%		29.7%	(0.6%	)
Non-GAAP gross profit margin1,[2]	29.1%	27.4%	1.7%		29.7%	(0.6%	)
Non-GAAP gross profit margin – FIFO1,[2]	30.1%	28.5%	1.6%		30.4%	(0.3%	)
LIFO expense	$37.5	$38.7			$25.0
LIFO expense as a % of net sales	0.9%	1.1%	(0.2%	)	0.7%	0.2%
LIFO expense per diluted share, net of tax	$0.54	$0.56			$0.35
Non-GAAP pretax expense adjustments[2]	$4.3	$12.1			$2.3
Pretax income	$349.5	$154.8	125.8%		$262.4	33.2%
Non-GAAP pretax income[2]	$353.8	$166.9	112.0%		$264.7	33.7%
Non-GAAP pretax income – FIFO[2]	$391.3	$205.6	90.3%		$289.7	35.1%
Pretax income margin	8.7%	4.4%	4.3%		7.5%	1.2%
Non-GAAP pretax income margin[2]	8.8%	4.8%	4.0%		7.6%	1.2%
Non-GAAP pretax income margin – FIFO[2]	9.7%	5.9%	3.8%		8.3%	1.4%
Net income – Reliance	$264.9	$116.5	127.4%		$199.7	32.6%
Diluted EPS	$5.10	$2.22	129.7%		$3.74	36.4%
Non-GAAP diluted EPS[2]	$5.16	$2.40	115.0%		$3.77	36.9%
Non-GAAP diluted EPS – FIFO[2]	$5.70	$2.96	92.6%		$4.12	38.3%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$151.4	$276.1	(45.2%	)	$64.5	134.7%
Free cash flow[2]	$87.2	$202.9	(57.0%	)	$(22.4)
Net debt-to-total capital[2]	16.9%	14.4%			14.4%
Net debt-to-EBITDA[2]	1.0x	0.9x			0.9x
Total debt-to-EBITDA[2]	1.2x	1.1x			1.1x

Capital Allocation Data:
Capital expenditures	$64.2	$73.2			$86.9
Dividends	$66.6	$63.5			$65.2
Share repurchases	$234.2	$200.1			$253.2

Key Business Metrics:
Tons sold	1,672.7	1,528.7	9.4%		1,628.9	2.7%
Average selling price per ton sold	$2,414	$2,292	5.3%		$2,143	12.6%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance is off to a strong start to 2026, capitalizing on favorable market fundamentals with first quarter volumes, pricing and earnings exceeding our expectations. Strong pricing and demand momentum continued to build throughout the quarter across our diversified product and end market portfolio,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our teams executed exceptionally well, converting increased shipments and higher prices into outsized earnings contributions, driving year-over-year growth of 37% in non-GAAP earnings per share of $5.16 on a 15% increase in sales. These results demonstrate the strength of our opportunistic and flexible operating model and continued execution of our smart, profitable growth strategy.”

“As previously announced, we also secured two significant government contracts in the first quarter to supply the border wall and Joint Strike Fighter projects through our AMI Metals, Inc. (“AMI”) subsidiary, further reinforcing Reliance’s role as a trusted partner on critical U.S. infrastructure and defense programs. These wins illustrate our ability to support large and complex projects by leveraging the scale, logistics capabilities, processing expertise, deep supply‑chain relationships and existing operating infrastructure of the Reliance Family of Companies. Our diversified platform allows us to concurrently meet the needs of large program partners as well as small-order, quick-turn customers.”

Mrs. Lewis concluded, “Our strong balance sheet and liquidity position remain key competitive advantages, affording us the flexibility to continue to concurrently invest in our business, pursue strategic acquisitions, and return capital to our stockholders while maintaining our disciplined approach to capital deployment. We are encouraged by rising customer optimism and activity across our broad end market exposure, with continued strong and growing momentum in the infrastructure, data center, energy, and defense sectors. Extending lead times at our mill suppliers also bode well for a continued strong pricing environment, where access to metal becomes a strategic advantage. Reliance’s unique scale, diverse portfolio, financial strength, domestic mill relationships and expanding services to support our customers, along with our focus on execution, position us exceptionally well to further capitalize on the opportunities ahead in 2026.”

First Quarter 2026 Financial Highlights
Earnings per share were $5.10; non‑GAAP earnings per diluted share were $5.16, above management’s guidance of $4.50 to $4.70 and up 37% year-over-year. Results included approximately $0.54 per share of LIFO expense compared to management’s expectation of $0.36 per share, representing an incremental $0.18 impact, primarily due to higher-than-anticipated carbon steel and aluminum product cost increases.

Record quarterly tons sold increased 2.7% year-over-year and 9.4% sequentially, exceeding management’s expectation for a 5% to 7% increase. Reliance’s first quarter year-over-year growth in tons sold outperformed the industry-wide decrease of 5.1% reported by the Metals Service Center Institute (“MSCI”) by nearly 8 percentage points. Reliance has now outperformed the MSCI’s quarterly year-over-year shipment results for 13 consecutive quarters.

Average selling price per ton sold increased 5.3% sequentially, also surpassing management’s expectation of a 3% to 5% increase, supported by higher carbon steel, aluminum and stainless steel pricing.

Gross profit margin of 29.1% increased 180 basis points sequentially and decreased 60 basis points from 29.7% in the prior-year quarter. Non‑GAAP FIFO gross profit margin, which excludes LIFO adjustments and represents management’s ongoing assessment of operating performance, increased sequentially to 30.1% from 28.5% in the fourth quarter of 2025 and was slightly lower than 30.4% in the prior-year quarter, which benefited from rapid and significant price increases consequent to new Section 232 tariffs. While gross profit margins for certain products such as aluminum have been impacted by elevated tariffs, Reliance is realizing higher gross profit per ton across the majority of its product categories.

Growth in shipments and gross profit dollars per ton, supported by continued market share gains, provided operating leverage and improved earnings conversion, driving pretax income of $349.5 million, an increase of 33% year-over-year.

End Market Commentary
Non-residential construction demand (including infrastructure), representing Reliance’s largest end market by tons, improved from the first quarter of 2025. The Company expects non-residential construction demand to remain healthy in the second quarter of 2026, supported by strong activity across data centers, energy infrastructure, and public infrastructure.

Demand across the broader manufacturing end market Reliance serves improved compared to the first quarter of 2025, primarily due to growth in the industrial machinery, shipbuilding, military, consumer products and construction machinery sectors. Reliance anticipates that demand for its products across the broader manufacturing sector will remain healthy in the second quarter of 2026.

Demand in aerospace improved compared to the first quarter of 2025. Reliance anticipates commercial aerospace demand to remain steady in the second quarter of 2026 with build-rate increases supporting improvement throughout the year. Demand in the defense and space related portions of Reliance’s aerospace business is expected to remain robust in the second quarter of 2026.

Demand for the toll processing services Reliance provides to the automotive market was stable compared to the first quarter of 2025. The Company expects demand for automotive toll processing to remain relatively steady at healthy levels in the second quarter of 2026. Reliance’s toll processing operations remain flexible and able to quickly adapt to the variable demands of the automotive market.

Demand for certain products Reliance sells into the semiconductor market improved compared to the first quarter of 2025. The Company anticipates stable to improving demand for its semiconductor products in the second quarter of 2026.

Balance Sheet, Cash Flow and Stockholder Returns
As of March 31, 2026, Reliance had $249.7 million of cash and cash equivalents and total debt of $1.7 billion, including $550 million outstanding under its $1.5 billion revolving credit facility. The Company generated $151.4 million of cash flow from operations in the first quarter of 2026, reflecting a typical seasonal working capital increase related to strong shipment volume and higher metals pricing.

The Company returned approximately $301 million to stockholders in the first quarter of 2026 through dividend payments of $67 million and $234 million of share repurchases, at an average price of approximately $299 per share. Reliance’s share repurchase activity reduced outstanding common shares by 3% year-over-year. Since 2021, Reliance has repurchased $3.4 billion of its common stock at an average price of approximately $234 per share, reducing outstanding common shares by 22%.

On February 17, 2026, Reliance increased its regular quarterly dividend by 4.2% to $1.25 per share of common stock (annualized rate of $5.00 per share), marking the 33rd dividend increase since the Company’s 1994 IPO. On April 17, 2026, the Board of Directors declared a quarterly cash dividend of $1.25 per share of common stock, payable on June 5, 2026 to stockholders of record as of May 22, 2026.

Recent Government Contract Awards
As previously announced in March 2026, Reliance’s wholly owned subsidiary, AMI was awarded two significant U.S. government infrastructure and defense contracts that further strengthen the Company’s position as a trusted partner on large‑scale, complex government infrastructure and defense projects.

  AMI was awarded a multi-year contract by the U.S. Department of Homeland Security (“DHS”) with a total maximum estimated value of up to $2.24 billion to provide steel and steel logistics support services for the construction of the border wall along the Southwest U.S. border. Phase 1 of the project, during which Reliance estimates sales of approximately $1.4 billion, commenced in April 2026 and is expected to continue through mid-2027.
  AMI also won a five‑year indefinite delivery/indefinite quantity (IDIQ) contract to supply processed aluminum plate in support of the Joint Strike Fighter defense platforms, including the F‑35 Lightning II. The contract, which is effective from January 2027 through December 2028, renews AMI’s existing contract and provides for up to three one-year renewal periods. The agreement has a maximum estimated value of $654 million and includes an approximate 10% increase in average volumes from previous targets.

These awards highlight Reliance’s scale, logistics capabilities, and processing expertise across both carbon steel and aluminum, and reinforce the Company’s long‑standing relationships with domestic mills and major defense customers.

Business Outlook
Reliance anticipates both demand and pricing in the second quarter of 2026 will remain generally consistent at healthy levels across the key products and end markets it serves, despite ongoing domestic and international trade policy uncertainty and the conflict in the Middle East which could pose supply availability and macroeconomic risks. With underlying assumptions for ongoing activity in the second quarter generally consistent with the prior quarter and factoring in activity under the DHS border wall contract, the Company expects tons sold to increase 1.0% to 3.0% compared to the first quarter of 2026 and to increase 4.5% to 6.5% compared to the second quarter of 2025. Additionally, Reliance expects its average selling price per ton sold to be up 1.5% to 3.5% compared to the first quarter of 2026 supported by announced mill price increases given healthy underlying demand for those products. Based on these assumptions, the Company anticipates non‑GAAP earnings per diluted share in the range of $5.15 to $5.35 for the second quarter of 2026, representing year‑over‑year growth of approximately 16% to 21% and inclusive of LIFO expense of $37.5 million, or $0.54 per diluted share.

Our second quarter 2026 guidance includes an estimated 3.0% contribution to tons sold, a 1.0% lower consolidated average selling price and approximately $0.15 to $0.20 of earnings per share related to shipments associated with the border wall contract. Although the average selling price and gross profit margins under the border wall contract are below company-wide averages, these shipments are expected to contribute at above average earnings levels through efficient execution within Reliance’s existing operating network, providing significant operating leverage and supporting improved profitability on incremental project volumes. Shipments under this contract began in April 2026 and we anticipate that volumes will increase as we move throughout the year. Many variables may impact the timing of shipments so we will provide impact and earnings contribution guidance from the border wall contract on a quarterly basis.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2026 financial results and business outlook will be held on Thursday, April 23, 2026 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13759369. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on May 7, 2026, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13759369. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 310 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2025, Reliance’s average order size was $3,120, approximately 49% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s: industry and end markets; business strategies; acquisitions; expectations concerning the Company’s future growth and profitability; ability to generate industry leading returns for its stockholders; future demand and metals pricing; results of operations; margins; profitability; taxes; liquidity; cash flows; capital expenditures; expectations for macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown; anticipated effects from regulatory changes, including taxation, tariffs and other trade barriers; litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to: changes in domestic and worldwide political and economic conditions; changes in U.S. and foreign trade policies and programs, including tariffs and trade policies and programs specifically affecting metals product markets and pricing; slowing economic growth, inflation, rising unemployment or other macroeconomic factors that could materially impact Reliance, its customers and suppliers; metals pricing; demand for Reliance’s products and services; the possibility that the expected benefits of government contracts, acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine, Iran and the Middle East, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2026 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)						Average Selling Price per Ton Sold (% change)
	Q1 2026	Q4 2025	Sequential Quarter Change	Q1 2025	Year-Over-Year Change		Sequential Quarter Change		Year-Over-Year Change
Carbon steel	1,383.9	1,252.9	10.5%	1,344.4	2.9%		4.5%		13.2%
Aluminum	85.1	77.1	10.4%	84.1	1.2%		9.5%		23.1%
Stainless steel	78.2	69.8	12.0%	76.0	2.9%		2.9%		4.1%
Alloy	33.0	27.9	18.3%	31.5	4.8%		(1.8%	)	8.8%
Copper & brass	4.9	4.9	—	5.0	(2.0%	)	8.1%		27.1%

	Sales ($'s in millions; % change)
	Q1 2026	Q4 2025	Sequential Quarter Change	Q1 2025	Year-Over-Year Change
Carbon steel	$2,218.1	$1,922.3	15.4%	$1,904.2	16.5%
Aluminum	$754.6	$624.5	20.8%	$605.6	24.6%
Stainless steel	$539.0	$467.1	15.4%	$503.2	7.1%
Alloy	$180.6	$155.5	16.1%	$158.4	14.0%
Copper & brass	$101.9	$93.5	9.0%	$81.7	24.7%

	Sales by Product ($'s as a % of total sales)
	Q1 2026	Q4 2025	Q1 2025
Carbon steel structurals	12%	13%	12%
Carbon steel plate	11%	11%	12%
Carbon steel tubing	9%	9%	9%
Hot-rolled steel sheet & coil	9%	8%	8%
Carbon steel bar	5%	5%	5%
Galvanized steel sheet & coil	5%	5%	5%
Cold-rolled steel sheet & coil	2%	2%	2%
Carbon steel	53%	53%	53%

Heat-treated aluminum plate	6%	5%	5%
Aluminum bar & tube	5%	5%	5%
Common alloy aluminum sheet & coil	5%	5%	5%
Common alloy aluminum plate	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%
Aluminum	18%	17%	17%

Stainless steel bar & tube	6%	6%	7%
Stainless steel sheet & coil	5%	5%	5%
Stainless steel plate	2%	2%	2%
Stainless steel	13%	13%	14%

Alloy	4%	4%	4%

Copper & brass	3%	3%	2%

Miscellaneous*	5%	6%	6%
Toll processing & logistics	4%	4%	4%
Other	9%	10%	10%

Total	100%	100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except shares in thousands and per share amounts)

Three Months Ended March 31,	2026	2025
Net sales	$4,026.0	$3,484.7

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,854.1	2,451.4
Warehouse, delivery, selling, general and administrative ("SG&A")	734.8	690.2
Depreciation and amortization	69.2	68.7
	3,658.1	3,210.3

Operating income	367.9	274.4

Other (income) expense:
Interest expense	15.4	11.5
Other expense, net	3.0	0.5
Income before income taxes	349.5	262.4
Income tax provision	83.9	61.9
Net income	265.6	200.5
Less: net income – noncontrolling interests	0.7	0.8
Net income – Reliance	$264.9	$199.7

Earnings per share:
Basic	$5.13	$3.76
Diluted	$5.10	$3.74

Weighted average shares outstanding:
Basic	51,633	53,075
Diluted	51,974	53,399

Cash dividends declared per common share	$1.25	$1.20

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except shares in thousands and par value)

	March 31,	December 31,
	2026	2025*
Assets
Current assets:
Cash and cash equivalents	$249.7	$216.6
Accounts receivable, less allowance for credit losses of $22.8 and $22.1	1,953.5	1,539.9
Inventories	2,234.9	2,187.8
Prepaid expenses and other current assets	135.2	165.6
Income taxes receivable	—	31.2
Total current assets	4,573.3	4,141.1
Property, plant and equipment, net	2,630.8	2,633.3
Operating lease right-of-use assets	331.5	315.2
Goodwill	2,175.4	2,169.9
Intangible assets, net	953.0	960.1
Cash surrender value of life insurance policies, net	41.9	48.0
Other long-term assets	103.4	105.7
Total assets	$10,809.3	$10,373.3

Liabilities and Equity
Current liabilities:
Accounts payable	$552.1	$375.2
Accrued expenses	152.5	150.0
Accrued compensation and retirement benefits	171.5	198.1
Accrued insurance costs	56.4	56.4
Current maturities of long-term debt	—	0.7
Current maturities of operating lease liabilities	69.2	67.7
Income taxes payable	41.1	—
Total current liabilities	1,042.8	848.1
Long-term debt	1,693.5	1,420.2
Operating lease liabilities	266.3	250.9
Long-term retirement benefits	25.3	24.9
Other long-term liabilities	74.4	74.1
Deferred income taxes	574.9	575.6
Total liabilities	3,677.2	3,193.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—51,049 and 51,735	0.1	0.1
Retained earnings	7,218.5	7,257.6
Accumulated other comprehensive loss	(95.7)	(87.6)
Total Reliance stockholders’ equity	7,122.9	7,170.1
Noncontrolling interests	9.2	9.4
Total equity	7,132.1	7,179.5
Total liabilities and equity	$10,809.3	$10,373.3

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

Three Months Ended March 31,	2026	2025
Operating activities:
Net income	$265.6	$200.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69.2	68.7
Stock-based compensation	13.3	12.2
Other	7.6	6.5
Changes in operating assets and liabilities:
Accounts receivable	(416.2)	(332.1)
Inventories	(47.7)	(85.9)
Prepaid expenses and other assets	83.1	80.8
Accounts payable and other liabilities	176.5	113.8
Net cash provided by operating activities	151.4	64.5

Investing activities:
Purchases of property, plant and equipment	(64.2)	(86.9)
Other	(5.8)	(0.7)
Net cash used in investing activities	(70.0)	(87.6)

Financing activities:
Proceeds from long-term debt borrowings	925.0	788.0
Principal payments on long-term debt	(652.7)	(458.0)
Cash dividends and dividend equivalents	(66.6)	(65.2)
Share repurchases	(234.2)	(253.2)
Taxes paid on net-settled restricted stock units	(14.7)	(11.5)
Other	(3.4)	(18.7)
Net cash used in financing activities	(46.6)	(18.6)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	1.4
Increase (decrease) in cash and cash equivalents	33.1	(40.3)
Cash and cash equivalents, beginning balance	216.6	318.1
Cash and cash equivalents, ending balance	$249.7	$277.8

Supplemental cash flow information:
Interest paid	$13.2	$10.0
Income taxes paid, net	$12.5	$13.9

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Three Months Ended	2026	2025	2025	2026	2025	2025
Net income – Reliance	$264.9	$116.5	$199.7	$5.10	$2.22	$3.74
Impairment and restructuring charges	3.8	14.7	2.3	0.07	0.28	0.04
Non-recurring settlement charges (credits), net	0.5	(1.9)	—	0.01	(0.04)	—
Gains related to sales of non-core assets	—	(0.7)	—	—	(0.01)	—
Income tax benefit related to above items	(1.1)	(3.1)	(0.6)	(0.02)	(0.05)	(0.01)
Non-GAAP net income – Reliance	268.1	125.5	201.4	5.16	2.40	3.77
LIFO expense, net of tax	28.1	29.0	18.8	0.54	0.56	0.35
Non-GAAP net income – Reliance – FIFO	$296.2	$154.5	$220.2	$5.70	$2.96	$4.12

	March 31,	December 31,	March 31,
Three Months Ended	2026	2025	2025
Pretax income	$349.5	$154.8	$262.4
Impairment and restructuring charges	3.8	14.7	2.3
Non-recurring settlement charges (credits), net	0.5	(1.9)	—
Gains related to sales of non-core assets	—	(0.7)	—
Non-GAAP pretax expense adjustments	4.3	12.1	2.3
Non-GAAP pretax income	353.8	166.9	264.7
LIFO expense	37.5	38.7	25.0
Non-GAAP pretax income – FIFO	$391.3	$205.6	$289.7

	March 31,	December 31,	March 31,
Three Months Ended	2026	2025	2025
Gross profit – LIFO	$1,171.9	$954.7	$1,033.3
Restructuring charges	1.0	3.0	1.8
Non-GAAP gross profit	1,172.9	957.7	1,035.1
LIFO expense	37.5	38.7	25.0
Non-GAAP gross profit – FIFO	$1,210.4	$996.4	$1,060.1

Gross profit margin – LIFO	29.1%	27.3%	29.7%
Restructuring charges as a % of sales	—	0.1%	—
Non-GAAP gross profit margin	29.1%	27.4%	29.7%
LIFO expense as a % of sales	0.9%	1.1%	0.7%
Non-GAAP gross profit margin – FIFO	30.1%	28.5%	30.4%

Certain percentages may not calculate due to rounding.

	March 31,	December 31,	March 31,
	2026	2025	2025
Total debt	$1,700.0	$1,427.7	$1,481.1
Less: unamortized discounts and costs	(6.5)	(6.8)	(8.1)
Carrying amount of debt	1,693.5	1,420.9	1,473.0
Less: cash and cash equivalents	(249.7)	(216.6)	(277.8)
Net debt	1,443.8	1,204.3	1,195.2
Total Reliance stockholders' equity	7,122.9	7,170.1	7,101.8
Total capital	$8,566.7	$8,374.4	$8,297.0

Net debt-to-total capital	16.9%	14.4%	14.4%

	March 31,	December 31,	March 31,
Twelve Months Ended	2026	2025	2025
Net income	$806.7	$741.6	$774.7
Depreciation and amortization	278.7	278.2	273.8
Impairment	9.9	9.9	11.7
Interest expense	59.6	55.7	42.1
Income taxes	249.6	227.6	231.4
EBITDA	$1,404.5	$1,313.0	$1,333.7

Net debt-to-EBITDA	1.0x	0.9x	0.9x
Total debt-to-EBITDA	1.2x	1.1x	1.1x

	March 31,	December 31,	March 31,
Three Months Ended	2026	2025	2025
Cash provided by operations	$151.4	$276.1	$64.5
Less: capital expenditures	(64.2)	(73.2)	(86.9)
Free cash flow	$87.2	$202.9	$(22.4)

Reliance presents certain non‑GAAP measures, including non‑GAAP gross profit, pretax income, net income and earnings per share, to provide meaningful period-to-period comparisons of its operating performance. These non‑GAAP measures reflect adjustments for certain items, including impairment and restructuring charges related to the closure or reorganization of certain locations, non‑recurring settlement charges and credits, and gains on the sale of non‑core property, plant and equipment, which can reduce the comparability of GAAP results across periods. Reliance uses first‑in, first‑out (“FIFO”) gross profit, margin, and other FIFO-based performance measures to assess its ongoing performance and provide a basis for comparison with competitors that do not use the last-in, last-out (“LIFO”) inventory accounting method. See footnote 1 for additional information regarding the Company’s gross profit and gross profit margin. In addition, Reliance presents net debt‑to‑EBITDA and total debt‑to‑EBITDA as measures of leverage used by management to monitor debt levels relative to operating performance, for which EBITDA is used as a proxy. Free cash flow is presented as a measure of cash generated by operations that may be used to repay scheduled debt maturities, fund additional growth initiatives, or be returned to stockholders.

Footnotes
1 Gross profit (calculated as net sales less cost of sales) and gross profit margin (calculated as gross profit divided by net sales) are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP Reconciliation.